As filed with the Securities and Exchange Commission on March 25 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCOS DORADOS HOLDINGS INC.
(Translation of Registrant’s name into English)

Not Applicable
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands		Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Roque Saenz Peña 432 B1636FFB Olivos, Buenos Aires, Argentina (011-54-11) 4711-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Registered Agents, Inc. 111 Eighth Avenue New York, NY 10011 (212) 356-8340
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Juan David Bastidas Chief Legal Officer Arcos Dorados Holdings Inc. Roque Saenz Peña 432 B1636FFB Olivos, Buenos Aires, Argentina (011-54-11) 4711-2504

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A shares, no par value	2,272,551	$13.11	$29,793,143.61	$4,063.79
(1)	Up to 2,272,551 class A shares may be offered by an affiliate of Goldman Sachs International from time to time. The registrant will not offer any securities under this Registration Statement.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the class A shares as reported by the New York Stock Exchange on March 19, 2013.

PROSPECTUS

Up to 2,272,551 Class A Shares

Arcos Dorados Holdings Inc.
(incorporated in the British Virgin Islands)

An affiliate of Goldman Sachs International, or the GSI affiliate, may offer and sell up to 2,272,551 shares of our class A common stock from time to time in connection with settlements from time to time under a swap transaction. We will not receive any of the net proceeds from any offering by the GSI affiliate. The aggregate number of class A shares that we are registering under the registration statement including this prospectus corresponds to the total number of notional shares underlying the swap transaction as of the date hereof. See “Description of the Swap Transaction.”

Our class A shares are listed on the New York Stock Exchange, or NYSE, under the symbol “ARCO.” On March 22, 2013, the last sale price of our class A shares as reported by the NYSE was $13.27 per class A share.

We will provide the specific prices and any other terms of the class A shares in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell class A shares unless accompanied by a prospectus supplement.

Investing in our class A shares involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

The GSI affiliate may offer class A shares through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of class A shares will describe in detail the plan of distribution for that offering. For general information about the distribution of class A shares offered, please see “Plan of Distribution (Conflicts of Interest)” in this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25 , 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, the GSI affiliate may sell our class A shares. This prospectus only provides you with a general description of the class A shares that such affiliate of GSI may offer. In connection with any offering by the GSI affiliate of class A shares, we will provide one or more supplements to this prospectus that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any class A shares, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information. We and the GSI affiliate are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

Definitions

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Arcos Dorados” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Arcos Dorados Holdings Inc., together with its subsidiaries. All references in this prospectus to “systemwide” refer only to the system of McDonald’s-branded restaurants operated by us or our franchisees in 20 countries and territories in Latin America and the Caribbean (the “Territories” hereinafter defined) and do not refer to the system of McDonald’s-branded restaurants operated by McDonald’s Corporation, which we refer to as McDonald’s, its affiliates or its franchisees (other than us).

We own our McDonald’s franchise rights pursuant to a Master Franchise Agreement for all of the Territories, except Brazil, which we refer to as the MFA, and a separate, but substantially identical, Master Franchise Agreement for Brazil, which we refer to as the Brazilian MFA. We refer to the MFA and the Brazilian MFA, as amended or otherwise modified to date, collectively as the MFAs. We commenced operations on August 3, 2007, as a result of our purchase of McDonald’s operations and real estate in the Territories (except for Trinidad and Tobago), which we refer to collectively as the McDonald’s LatAm business, and the acquisition of McDonald’s franchise rights pursuant to the MFAs, which together with the purchase of the McDonald’s LatAm business, we refer to as the Acquisition.

This prospectus relates to an offering from time to time by the GSI affiliate and not by McDonald’s Corporation or any of its affiliates. McDonald’s Corporation and its affiliates make no representation or warranty, express or implied, for or in respect of the information contained herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K referred to, and incorporated, herein. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send the transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•
information that we file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

We incorporate by reference the following documents or information which we filed with the SEC:

•	our 2011 Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed on April 18, 2012; and

•	Item 2 of each of our Current Reports on Form 6-K furnished on May 4, 2012, August 7, 2012, November 2, 2012 and March 8, 2013.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

You may request, orally or in writing, a copy of any filings referred to above, excluding exhibits, other than those specifically incorporated by reference into the documents you request, at no cost, by contacting us at the following address: Arcos Dorados Holdings Inc., Roque Saenz Peña 432, Olivos, Buenos Aires, Argentina (B1636 FFB); Attn: Investor Relations;  telephone +54 (11) 4711-2000.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Those statements include, but are not limited to, statements regarding our intent, belief or current expectations, trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend,” “project,” “goals,” “objectives,” “could” and “potential,” among others. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus and any accompanying prospectus supplement and other documents incorporated by reference herein and therein. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

A variety of factors could cause our actual results to differ materially from the expected results expressed in our forward-looking statements, including those set forth in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein and therein, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our reports and other documents filed with the SEC. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others:

•	general economic, political, demographic and business conditions in Latin America and the Caribbean;

•	fluctuations in inflation and exchange rates in Latin America and the Caribbean;

•	our ability to implement our growth strategy;

•	the success of operating initiatives, including advertising and promotional efforts and new product and concept development by us and our competitors;

•	our ability to compete and conduct our business in the future;

•
changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of health pandemics and food-borne illnesses such as “mad cow” disease and avian influenza or “bird flu,” and changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•	the availability, location and lease terms for restaurant development;

•	our intention to focus on our restaurant reimaging plan;

•	our franchisees, including their business and financial viability and the timely payment of our franchisees’ obligations due to us and to McDonald’s;

•	our ability to comply with the requirements of the MFAs, including McDonald’s standards;

•	our decision to own and operate restaurants or to operate under franchise agreements;

•	the availability of qualified restaurant personnel for us and for our franchisees, and the ability to retain such personnel;

•	changes in commodity costs, labor, supply, fuel, utilities, distribution and other operating costs;

•
our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to our restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•	changes in government regulation;

•	other factors that may affect our financial condition, liquidity and results of operations; and

•	other factors discussed under “Risk Factors” set forth in our most recent Annual Report on Form 20-F.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference in this prospectus, the date of any such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, to reflect later events or circumstances or to reflect the occurrence of unanticipated events. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

THE COMPANY

We are the world’s largest McDonald’s franchisee in terms of systemwide sales and number of restaurants, according to McDonald’s, representing 5.5% of McDonald’s global sales in 2011, and we are the largest fast food chain in Latin America and the Caribbean in terms of systemwide sales, according to Euromonitor, with a regional market share in terms of sales of 9.9% in 2011, according to Euromonitor. We have the exclusive right to own, operate and grant franchises of McDonald’s restaurants in 20 countries and territories in Latin America and the Caribbean, including Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curaçao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago (since June 3, 2011), Uruguay, the U.S. Virgin Islands of St. Croix and St. Thomas, and Venezuela, which we refer to as the Territories.

Our principal executive offices are located at Roque Saenz Peña 432, Olivos, Buenos Aires, Argentina (B1636 FFB). Our telephone number at this address is +54 (11) 4711-2000. Our registered office in the British Virgin Islands is Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

Recent Developments

Annual Meeting

We held our annual shareholders’ meeting on April 9, 2012, where all matters were approved.  Our next annual shareholders’ meeting will be held on April 25, 2013 at our office in Lima, Peru.

Dividends

On April 20, 2012, our Board of Directors approved a total dividend cash payment of U.S.$50.0 million for 2012 to be paid in four equal installments. The first payment on May 4, 2012 amounted to a cash dividend of U.S.$12.5 million, or U.S.$0.0597 per share, on outstanding class A and class B shares. Payments were made to shareholders of record at May 2, 2012.

On July 20, 2012, we paid the second installment of our 2012 dividends. The total amount paid was U.S.$12.5 million, or U.S.$0.0597 per share on outstanding class A and class B shares.  Payments were made to shareholders of record at July 18, 2012.

On October 26, 2012, we paid the third installment of our 2012 dividends. The total amount paid was U.S.$12.5 million, or U.S.$0.0597 per share, on outstanding class A and class B shares. Payments were made to shareholders of record at October 24, 2012.

On December 26, 2012, we paid the fourth and final installment of our 2012 dividends. The total amount paid was U.S.$12.5 million, or U.S.$0.0597 per share, on outstanding class A and class B shares. Payments were made to shareholders of record at December 20, 2012. With this payment, we completed a total of U.S.$50.0 million, or U.S.$0.2388 per share, of cash dividend payments for 2012.

On March 22, 2013, we announced that our Board of Directors had approved a total dividend cash payment of U.S.$50.0 million for 2013 to be paid in four equal installments. The payments will be made on April 5, July 5 and October 4, 2013 and January 3, 2014, in each case in the aggregate amount of U.S.$12.5 million on outstanding class A and class B shares to shareholders of record as of the close of business on April 2, July 1, October 1 and December 30, 2013, respectively.

The amounts and dates of future dividend payments, if any, will be subject to, among other things, the discretion of our Board of Directors. Accordingly, there can be no assurance that any future distributions will be made, or, if made, as to the amount of such distributions.

Reopening of 2016 Notes

In April 19, 2012, we reopened our 10.25% Brazilian real-denominated senior unsecured notes due 2016, or the 2016 Notes, for a notional amount of R$275 million (equivalent to approximately U.S.$146 million). The 2016 Notes mature on July 13, 2016 and are guaranteed on a senior unsecured basis by certain of our subsidiaries. The notes sold in the offering were issued at a price of 102.529% plus accrued interest for the period from and including January 13, 2012 up to but excluding April 24, 2012. The notes were offered in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. Concurrently, we restructured our hedging position to minimize our reais currency exposure on the balance sheet and reduce the overall cost of debt. The existing coupon-only cross currency swaps were settled for a payment of U.S.$3.0 million. Additionally, we entered into a new cross currency swap to convert a portion (R$70 million) of our 2016 Notes to U.S. dollars to maintain approximately 45% of the total debt in reais, in keeping with internal financial policies.  Under cash flow hedge accounting rules for this derivative instrument, changes in fair market value will not have an impact on the income statement going forward, except for the adjustments to interest expense and foreign exchange results derived from the hedging relationship.

New Board Members

Mr. Alejandro Ramírez Magaña was appointed an independent board member of the Company on November 1, 2012.  Mr. Ramírez Magaña is the General Director of Cinépolis, the largest cineplex chain in Latin America and the fourth largest in the world. He recently co-chaired the 2012 Annual Meeting of the World Economic Forum and was also appointed by Mexican President Calderón as Chair of the G20’s Business Summit (B20) in Mexico in June 2012. Mr. Ramírez Magaña holds a Bachelor of Arts in Economics from Harvard University, a Masters of Sciences in Development Economics from the University of Oxford and an MBA from Harvard Business School. He currently serves as committee advisor for the World Bank and the United Nations Development Programme (UNDP). In 2005, he was also appointed as “Young Global Leader” by the Davos World Economic Forum, in Switzerland. With this appointment, our Board of Directors now comprises nine members.

Mr. Alfredo Elias Ayub was appointed an independent board member of the Company on August 2, 2012. Mr. Elias holds an MBA from Harvard Business School, where he graduated as a Baker Scholar, and  Civil Engineering degree from Mexico City’s Universidad Anahuac, where he is a member of the Advisory Council of the School of Engineering. From 1999 until April 2011, Mr. Elias was the Chief Executive Officer of the Comisión Federal de Electricidad, Mexico’s largest state-owned utilities company. Mr. Elias has also served as a member of the Dean’s board of advisors for Harvard Business School since 2010.

Swap Transaction

On September 6, 2012, we announced that we had entered into a swap transaction to mitigate the impact that class A share price volatility has on our income statement due to recognition of compensation expense from our long-term incentive plan. See “Description of the Swap Transaction.”

RISK FACTORS

Investing in our class A shares involves risk. See the risk factors described in our most recent Annual Report on Form 20-F and those contained in our other filings with the SEC for the most recent fiscal year, which are incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act, and any accompanying prospectus supplement. For more information, see “Incorporation of Certain Documents by Reference.” Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our class A shares to decline. You could lose all or part of your investment.

USE OF PROCEEDS

The GSI affiliate will receive all net proceeds from any sale of the class A shares in any offering pursuant to this registration statement. We will not receive any of the net proceeds from the sale of the class A shares by the GSI affiliate.

DESCRIPTION OF THE SWAP TRANSACTION

On August 13, 2012, we entered into a share swap transaction, or the swap transaction, among us, our subsidiary Arcos Dorados B.V. and Goldman Sachs International, or GSI.  The purpose of the swap transaction is to mitigate the impact that class A share price volatility has on our income statement due to recognition of compensation expense from our long-term incentive plan described below.

We implemented our long-term incentive plan in 2008 to reward certain employees for the success of our business. In accordance with this plan, we historically granted phantom equity units, called CADs, annually to certain employees, pursuant to which such employees are entitled to receive, upon vesting, a cash payment equal to the appreciation in the fair value of the award over the base value of the award. In 2011, our Board of Directors approved the use of the Company’s market capitalization following our initial public offering as the metric used to determine the Company’s fair market value under this incentive plan in place of the existing formula used to determine the current value of the awards. The CADs vest over a five-year period, subject to continued employment with us, as follows: 40% on the second anniversary of the date of grant and 20% on each of the following three anniversaries. The right is cumulative and, once it has become exercisable, it may be exercised during a quarterly window period in whole or in part until the date of termination, which occurs at the fifth anniversary of the grant date. Any outstanding CADs at the date of termination will be automatically settled by us.

Under the terms of the swap transaction, Arcos Dorados B.V. will receive from GSI any notional gains and dividends and/or pay to GSI any notional losses, as the case may be, from time to time on 2,272,551 class A shares, or the number of notional shares, as described below.  The reference price for the swap transaction (which is equal to the arithmetic mean of the Rule 10b-18 volume-weighted average prices for the trading days in the period during which an affiliate of GSI initially acquired a number of class A shares equal to the number of notional shares to hedge GSI’s equity price risk under the swap transaction, or the hedge shares) is $13.7689 per class A share and is subject to adjustment in the event of certain corporate transactions and events.  Arcos Dorados B.V. will also make quarterly payments to GSI at a floating interest rate in an amount based on the equity notional amount of the swap transaction, which is equal to the number of notional shares, multiplied by the reference price (initially approximately $31.3 million).  The swap transaction will mature no later than September 2013, but Arcos Dorados B.V. may reduce the number of notional shares underlying the swap transaction, and therefore the equity notional amount of the swap transaction, from time to time prior to maturity of the swap transaction, at its option, subject to certain limitations.  We expect Arcos Dorados B.V. to effect share reductions at one or more times concurrently with, or shortly following, certain exercises of CADs by our employees under the long-term incentive plan, and we expect that each share reduction will correspond to a number of notional shares approximately equal to the number of class A shares underlying the CADs exercised by our employees.

In connection with any share reduction and at maturity of the swap transaction, the GSI affiliate will offer and sell in a registered offering under this registration statement, by means of an accompanying prospectus supplement, a number of hedge shares equal to the number of notional shares by which Arcos Dorados elects to reduce the notional size of the swap transaction (in the case of any share reduction) or the total number of notional shares underlying the swap transaction at such time (at maturity of the swap transaction), as the case may be.  GSI will calculate Arcos Dorados B.V.’s gain or loss under the swap transaction by comparing the average net price per share at which its affiliate sells hedge shares in such offering, or the final price, to the then-current reference price.  At settlement following any share reduction and at maturity of the swap transaction:

•
if the relevant final price is greater than the then-current reference price, Arcos Dorados B.V. will realize a gain in respect of the relevant number of notional shares subject to such settlement (and GSI will make a cash payment to Arcos Dorados B.V. in an amount equal to such gain); and

•
if the relevant final price is less than the then-current reference price, Arcos Dorados B.V. will realize a loss in respect of the relevant number of notional shares subject to such settlement (and Arcos Dorados B.V. will make a cash payment to GSI in an amount equal to such loss).

In addition, Arcos Dorados B.V. will receive at maturity of the swap transaction an amount equal to the aggregate amount of any quarterly cash dividends we pay per class A share (net of any deduction or withholding for or on account of any taxes or similar charges), multiplied by the number of notional shares underlying the swap transaction as of the ex-dividend date for each such dividend.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

In connection with settlements from time to time under the swap transaction, the GSI affiliate will offer and sell in a registered offering under this registration statement, by means of an accompanying prospectus supplement, a number of hedge shares equal to the number of notional shares by which Arcos Dorados B.V. elects to reduce the notional size of the swap transaction (in the case of any share reduction described herein) or the total number of notional shares underlying the swap transaction at such time (at maturity of the swap transaction), as the case may be.  The aggregate number of class A shares that we are registering under this registration statement corresponds to the total number of notional shares underlying the swap transaction as of the date hereof.  See “Description of the Swap Transaction.”

We intend to make this prospectus available to the GSI affiliate for the purpose of selling the hedge shares in a manner described below.  As a result, the GSI affiliate will be deemed to be an “underwriter” as defined in the Securities Act, and we would expect to enter into a registration agreement with the GSI affiliate pursuant to which we will indemnify it against certain civil liabilities, including liabilities under the Securities Act.  We will also pay the registration and certain other expenses related to any such offering.

The GSI affiliate may offer and sell the shares from time to time in one or more of the following types of transactions (including block transactions):

•	on any national exchange on which the shares may be listed or any automatic quotation system through which the shares may be quoted,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	underwritten offerings, and

•	a combination of such methods of sale.

The GSI affiliate may sell the hedge shares from time to time in one or more transactions at (i) market prices prevailing at the time of the sale; (ii) prices related to such prevailing market prices; or (iii) negotiated prices.

Conflicts of Interest

The GSI affiliate will receive 100% of the net proceeds from any sale of the hedge shares in any offering pursuant to this registration statement. We will not receive any of the net proceeds from the sale of hedge shares by the GSI affiliate.  Because the GSI affiliate will receive 100% of the net proceeds from any offering of the hedge shares, the GSI affiliate will be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA.  Accordingly, any such offering will be made in compliance with the applicable provisions of FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

General

We are a British Virgin Islands company incorporated with limited liability and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable British Virgin Islands law, including the BVI Business Companies Act, 2004 (the “BVI Act”).

Our company number in the British Virgin Island is 1619553. As provided in sub-regulation 4.1 of our memorandum of association, subject to British Virgin Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is at Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

The transfer agent and registrar for our class A and class B shares is Continental Stock Transfer & Trust Company, which maintains the share registrar for each class in New York, New York.

As of the date of this prospectus, our memorandum and articles of association authorize the issuance of up to 420,000,000 class A shares, no par value, and 80,000,000 class B shares, no par value.  As of the date of this prospectus, 129,529,412 class A shares and 80,000,000 class B shares were issued, fully paid and outstanding.

The maximum number of shares that we are authorized to issue may be changed by resolution of shareholders amending our memorandum and articles of association. Shares may be issued from time to time only by resolution of shareholders.

Our class A shares are listed on the NYSE under the symbol “ARCO.”

Initial settlement of our class A shares will take place on the closing date of any offering under the registration statement including this prospectus and any prospectus supplement through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities.  Each person owning class A shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the class A shares.  Persons wishing to obtain certificates for their class A shares must make arrangements with DTC.

The following is a summary of the material provisions of our share capital and our memorandum and articles of association.

Class A Shares

Holders of our class A shares may freely hold and vote their shares.

The following summarizes the rights of holders of our class A shares:

•	each holder of class A shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of class A shares vote together with holders of class B shares;

•	there are no cumulative voting rights;

•
the holders of our class A shares are entitled to dividends and other distributions, pari passu with our class B shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

•
upon our liquidation, dissolution or winding up, the holders of class A shares will be entitled to share ratably, pari passu with our class B shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

•
the holders of class A shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions.

Class B Shares

All of our class B shares are owned by Los Laureles Ltd. Holders of our class B shares may freely hold and vote their shares.

The following summarizes the rights of holders of our class B shares:

•	each holder of class B shares is entitled to five votes per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of class B shares vote together with holders of class A shares;

•	class B shares may not be listed on any U.S. or foreign national or regional securities exchange or market;

•	there are no cumulative voting rights;

•
the holders of our class B shares are entitled to dividends and other distributions, pari passu with our class A shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to our memorandum and articles of association, all dividends unclaimed for three years after having been declared may be forfeited by a resolution of directors for the benefit of the Company;

•
upon our liquidation, dissolution or winding up, the holders of class B shares will be entitled to share ratably, pari passu with our class A shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities;

•
the holders of class B shares have preemptive rights in connection with the issuance of any securities by us, except for certain issuances of securities by us, including (i) pursuant to any employee compensation plans; (ii) as consideration for (a) any merger, consolidation or purchase of assets or (b) recapitalization or reorganization; (iii) in connection with a pro rata division of shares or dividend in specie or distribution; or (iv) in a bona fide public offering that has been registered with the SEC, but they are not entitled to the benefits of any redemption or sinking fund provisions;

•	each class B share is convertible into one class A share at the option of the holder at any time, subject to the prior written approval of McDonald’s; and

•
each class B share will convert automatically into one class A share at such time as the holders of class B shares cease to hold, directly or indirectly, at least 20% of the aggregate number of outstanding class A and class B shares.

Limitation on Liability and Indemnification Matters

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent director would exercise in comparable circumstances.  Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties.  This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.  These provisions will not limit the liability of directors under United States federal securities laws.

Our memorandum and articles of association provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits.  We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings.  If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors, officers, employees, agents or liquidators against any liability asserted against them and incurred by them in that capacity, whether or not we have or would have had the power to indemnify them against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Shareholders’ Meetings and Consents

The following summarizes certain relevant provisions of British Virgin Islands laws and our articles of association in relation to our shareholders’ meetings:

•
the directors of the Company may convene meetings of shareholders at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable; provided, that at least one meeting of shareholders be held each year;

•
upon the written request of shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders.  Any such request must state the proposed purpose of the meeting;

•
the directors convening a meeting must give not less than ten days’ notice of a meeting of shareholders to: (i) those shareholders whose names on the date the notice is given appear as shareholders in the register of members of our company and are entitled to vote at the meeting, and (ii) the other directors;

•
a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares that such shareholder holds;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•
a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting;

•
if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall be adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other date, time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. Notice of the adjourned meeting need not be given if the date, time and place of such meeting are announced at the meeting at which the adjournment is taken.;

•
a resolution of shareholders is valid (i) if approved at a duly convened and constituted meeting of shareholders by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (ii) if it is a resolution consented to in writing by a majority of the votes of shares entitled to vote thereon; and

•
an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing by a majority of the votes of shares entitled to vote thereon, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Our next annual shareholders’ meeting will be held on April 25, 2013 at our office in Lima, Peru.

Differences in Corporate Law

We were incorporated under, and are governed by, the laws of the British Virgin Islands.  The corporate statutes of the State of Delaware and the British Virgin Islands in many respects are similar, and the flexibility available under British Virgin Islands law has enabled us to adopt a memorandum of association and articles of association that will provide shareholders with rights that, except as described in this prospectus, do not vary in any material respect from those they would enjoy if we were incorporated under the Delaware General Corporation Law, or Delaware corporate law.  Set forth below is a summary of some of the differences between provisions of the BVI Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders.  This duty has two components: the duty of care and the duty of loyalty.  The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.  Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.  The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation.  He must not use his corporate position for personal gain or advantage.  This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the shareholders generally.  In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.  However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.  Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

British Virgin Islands law provides that every director of a British Virgin Islands company in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company.  Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities.  In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. In addition, Delaware corporate law provides that shareholders have the right to amend the bylaws, and the certificate of incorporation also may confer on the directors the right to amend the bylaws. Our memorandum of association may only be amended by a resolution of shareholders, provided that any amendment of the provision related to the prohibition against listing our class B shares must be approved by not less than 50% of the votes of the class A shares entitled to vote that were present at the relevant meeting and voted. Our articles of association may also only be amended by a resolution of shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote.  Similarly, under our articles of association, a resolution of our directors in writing shall be valid only if consented to by all directors or by all members of a committee of directors, as the case may be.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. As permitted by British Virgin Islands law, shareholders’ consents need only a majority of shareholders signing to take effect.  Our memorandum and articles of association provide that shareholders may approve corporate matters by way of a resolution consented to at a meeting of shareholders or in writing by a majority of shareholders entitled to vote thereon.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents.  A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.  British Virgin Islands law and our memorandum and articles of association provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.  Any such request must state the proposed purpose of the meeting.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold.  In the British Virgin Islands, shareholder approval is required when more than 50% of the company’s total assets by value are being disposed of or sold if not made in the usual or regular course of the business carried out by the company. Under our memorandum and articles of association, the directors may by resolution of directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by us and such determination is, in the absence of fraud, conclusive.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100% of the total voting power of the corporation.  Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.  Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.  As permitted by British Virgin Islands law and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option, at the option of the holders of that stock or upon the happening of a specified event, provided shares with full voting power remain outstanding.  The stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of the stock.  As permitted by British Virgin Islands law and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. However, the consent of the shareholder whose shares are to be repurchased, redeemed or otherwise acquired must be obtained, except as described under “—Compulsory Acquisition” below. Moreover, our directors must determine that immediately following the redemption or repurchase we will be able to pay our debts as they become due and that the value of our assets will exceed our liabilities.

Compulsory Acquisition

Under Delaware General Corporation Law § 253, in a process known as a “short form” merger, a corporation that owns at least 90% of the outstanding shares of each class of stock of another corporation may either merge the other corporation into itself and assume all of its obligations or merge itself into the other corporation by executing, acknowledging and filing with the Delaware Secretary of State a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors authorizing such merger. If the parent corporation is a Delaware corporation that is not the surviving corporation, the merger also must be approved by a majority of the outstanding stock of the parent corporation. If the parent corporation does not own all of the stock of the subsidiary corporation immediately prior to the merger, the minority shareholders of the subsidiary corporation party to the merger may have appraisal rights as set forth in § 262 of the Delaware General Corporation Law.

Under the BVI Act, subject to any limitations in a company’s memorandum or articles, members holding 90% of the votes of the outstanding shares entitled to vote, and members holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining members. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each member whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A member whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “—Shareholders’ Rights under British Virgin Islands Law Generally” below.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise.  As permitted by British Virgin Islands law and our memorandum of association, we may vary the rights attached to any class of shares only with the consent in writing of holders of not less than 50% of the issued shares of that class and of holders of not less than 50% of the issued shares of any other class which may be adversely affected by such variation.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.  Our memorandum and articles of association provide that directors may be removed at any time, with or without cause, by a resolution of shareholders or a resolution of directors.

In addition, directors are subject to rotational retirement every three years. The initial terms of office of the Class I, Class II and Class III directors have been staggered over a period of three years to ensure that all directors of the company do not face reelection in the same year.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law § 251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of stockholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions.  A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company.  In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum of association or articles of association, would entitle them to vote as a class or series on the proposed amendment.  In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.  Under British Virgin Islands law, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the British Virgin Islands Registrar of Corporate Affairs which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles;

(b)	the register of members;

(c)	the register of directors; and

(d)
the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above. Subject to the memorandum and articles, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent the memorandum and articles of the company; the register of members maintained or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Where a company keeps a copy of the register of members or the register of directors at the office of its registered agent, it is required to notify any changes to the originals of such registers to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept. Where the place at which the original register of members or the original register of directors is changed, the company is required to provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors determine the minutes of meetings and resolutions of members and of classes of members; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the company’s registered agent, the company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Conflict of Interest

Under Delaware corporate law, a contract between a corporation and a director or officer, or between a corporation and any other organization in which a director or officer has a financial interest, is not void as long as the material facts as to the director’s or officer’s relationship or interest are disclosed or known and either a majority of the disinterested directors authorizes the contract in good faith or the shareholders vote in good faith to approve the contract. Nor will any such contract be void if it is fair to the corporation when it is authorized, approved or ratified by the board of directors, a committee or the shareholders.

The BVI Act provides that a director shall, forthwith after becoming aware that he is interested in a transaction entered into or to be entered into by the company, disclose that interest to the board of directors of the company.  The failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed because the transaction is between the company and the director himself and is otherwise in the ordinary course of business and on usual terms and conditions.  As permitted by British Virgin Islands law and our memorandum and articles of association, a director interested in a particular transaction may vote on it, attend meetings at which it is considered and sign documents on our behalf which relate to the transaction, provided that the disinterested directors consent.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by that statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that the person becomes an interested shareholder.  An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years.  This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.  The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.  This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable provision.  As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute.  However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that these transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Independent Directors

There are no provisions under Delaware corporate law or under the BVI Act that require a majority of our directors to be independent.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it.  Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.  There are no prohibitions to cumulative voting under the laws of the British Virgin Islands, but our memorandum of association and articles of association do not provide for cumulative voting.

Shareholders’ Rights under British Virgin Islands Law Generally

The BVI Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the class A shares and certain other matters of British Virgin Islands law will be passed upon for us and the GSI affiliate by Maples and Calder. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. If the validity of the class A shares or any other matters are also passed upon by counsel for the underwriters of an offering of the class A shares, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Arcos Dorados Holdings Inc. included in our Annual Report on Form 20-F for the year ended December 31, 2011 and the consolidated financial statements of Arcos Dorados Holdings Inc. included in our Form 6-K dated March 8, 2013 have been audited by Pistrelli, Henry Martin y Asociados S.R.L., member firm of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference.  Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Pistrelli, Henry Martin y Asociados S.R.L. pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The current address of Pistrelli, Henry Martin y Asociados S.R.L. is 25 de Mayo 487, Buenos Aires, Argentina.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Our memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their fiduciary duties.  Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.  These provisions will not limit the liability of directors under United States federal securities laws.

Our memorandum and articles of association provide that we shall indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigate proceeding or suits. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 9.	Exhibits

The following documents are filed as part of this registration statement:

1.1	Form of Registration Agreement.
4.1
Indenture dated October 1, 2009 among Arcos Dorados B.V., the subsidiary guarantors named therein and Citibank N.A., as trustee, registrar, paying agent and transfer agent, incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1, dated March 25, 2011.

4.2
Indenture dated July 13, 2011 among Arcos Dorados Holdings Inc., as issuer, the subsidiary guarantors named therein, Citibank N.A., as trustee, calculation agent, registrar, paying agent and transfer agent, and Dexia Banque Internationale à Luxembourg, Société Anonyme, as Luxembourg paying agent, incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1, dated October 7, 2011.

5.1	Opinion of Maples and Calder, British Virgin Islands counsel of Arcos Dorados, as to the validity of the class A shares.
8.1	Opinion of Maples and Calder, British Virgin Islands counsel of Arcos Dorados, as to British Virgin Islands tax matters (included in Exhibit 5.1).
10.1	Confirmation dated August 13, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
10.2	Amendment to Share Swap Transaction Confirmation dated October 22, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
10.3	Amendment No. 2 to Share Swap Transaction Confirmation dated November 28, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
23.1	Consent of Pistrelli, Henry Martin y Asociados S.R.L.

23.2	Consent of Maples and Calder, British Virgin Islands counsel of Arcos Dorados (included in Exhibit 5.1).
23.3	Consent of Euromonitor.
24.1	Powers of attorney (included on signature page to the registration statement).

Item 10.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina on March 25, 2013.

Arcos Dorados Holdings Inc.

By:	/s/ Juan David Bastidas
	Name:	Juan David Bastidas
	Title:	Chief Legal Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Woods Staton, German Lemonnier and Juan David Bastidas and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registration statements filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Woods Staton	Chairman and Chief Executive Officer (principal executive officer)	March 25, 2013
Woods Staton
/s/ German Lemonnier	Director and Chief Financial Officer (principal financial officer and principal accounting officer)	March 25, 2013
German Lemonnier

/s/ Sergio Alonso	Director	March 25, 2013
Sergio Alonso

/s/ Annette Franqui	Director	March 25, 2013
Annette Franqui

/s/ Carlos Hernández-Artigas	Director	March 25, 2013
Carlos Hernández-Artigas

/s/ Michael Chu	Director	March 25, 2013
Michael Chu

/s/ José Alberto Vélez	Director	March 25, 2013
José Alberto Vélez

Name	Title	Date

/s/ Alejandro Ramírez Magaña	Director	March 25, 2013
Alejandro Ramírez Magaña

/s/ Alfredo Elias Ayub	Director	March 25, 2013
Alfredo Elias Ayub

/s/ Donald J. Puglisi	Authorized Representative in the United States	March 25, 2013
Donald J. Puglisi

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1	Form of Registration Agreement.
4.1
Indenture dated October 1, 2009 among Arcos Dorados B.V., the subsidiary guarantors named therein and Citibank N.A., as trustee, registrar, paying agent and transfer agent, incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1, dated March 25, 2011.

4.2
Indenture dated July 13, 2011 among Arcos Dorados Holdings Inc., as issuer, the subsidiary guarantors named therein, Citibank N.A., as trustee, calculation agent, registrar, paying agent and transfer agent, and Dexia Banque Internationale à Luxembourg, Société Anonyme, as Luxembourg paying agent, incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1, dated October 7, 2011.

5.1	Opinion of Maples and Calder, British Virgin Islands counsel of Arcos Dorados, as to the validity of the class A shares.
8.1	Opinion of Maples and Calder, British Virgin Islands counsel of Arcos Dorados, as to British Virgin Islands tax matters (included in Exhibit 5.1).
10.1	Confirmation dated August 13, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
10.2	Amendment to Share Swap Transaction Confirmation dated October 22, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
10.3	Amendment No. 2 to Share Swap Transaction Confirmation dated November 28, 2012 among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc.
23.1	Consent of Pistrelli, Henry Martin y Asociados S.R.L.
23.2	Consent of Maples and Calder, British Virgin Islands counsel of Arcos Dorados (included in Exhibit 5.1).
23.3	Consent of Euromonitor.
24.1	Powers of attorney (included on signature page to the registration statement).